EXHIBIT 99
FOR IMMEDIATE RELEASE
R.G. BARRY/DEARFOAMS LOGS STRONG HOLIDAY PERFORMANCE
Accessories Footwear Marketer Offers Positive Full Year 2009 Outlook
PICKERINGTON, Ohio — Friday, January 30, 2009 — Accessory footwear marketer R.G. Barry Corporation (Nasdaq:DFZ) today reported a 48.2 percent increase in net earnings on a 26.7 percent increase in net sales for its second quarter, ended December 27, 2008.
For the second quarter, which included the 2008 holiday shopping period, the Company reported:
•	Net earnings of $6.1 million or $0.57 per basic share and $0.56 per diluted share compared to $4.1 million, or $0.39 per basic share and $0.38 per diluted share, in the second quarter of fiscal 2008;

•	Net sales of $48.9 million compared to $38.6 million reported for the corresponding period of fiscal 2008;

•	Gross profit as a percent of sales in the quarter was 39.5 percent versus 40.8 percent in the comparable quarter of fiscal 2008; and

•	Selling, general and administrative expenses of $9.7 million, a 3.5 percent increase over the equivalent period of fiscal 2008, which included $336,000 in bad debt related to customer bankruptcy and liquidation actions.
For the first half, the Company reported:
•	Net earnings of $7.2 million, or $0.67 per basic and diluted share, versus net earnings of $7.8 million, or $0.75 per basic share and $0.74 per diluted share, in the comparable period one year ago;

•	Net sales rose 5.4 percent to $74.5 million versus $70.7 million in the first half one year ago;

•	Gross profit as a percent of sales at 39.5 percent compared to 42.2 percent in the comparable period of fiscal 2008; and

•	Selling, general and administrative expenses of $18.3 million versus $17.6 million in the equivalent period last year.
The Company’s balance sheet also reflects growing financial health.
•	Cash and short-term investments increased to $27.9 million, up $3.7 million from one year ago.

•	Year-over-year inventory levels were up approximately 3.5 percent at $14.9 million; and

•	Net shareholders’ equity increased to $53.6 million from $44.1 million one year ago.

Management Comments
“Considering the very difficult and highly promotional 2008 retail environment, our second quarter performance was exceptionally good,” said Greg Tunney, President and Chief Executive Officer.
“Footwear consumer staples such as slippers are historically viewed as attractive, affordable gifts, even when economic times are tough. Based upon our brands’ healthy performances across many retail channels during Christmas 2008, that premise remains valid.
“The impact from shifts in the timing of some holiday shipments to retailers that negatively influenced our first quarter was, as expected, reversed in the second quarter. We knew that margins were going to be tough in fiscal 2009 and took actions with our suppliers and customers to address this issue long-term.
“We are continuing our search for category-appropriate acquisitions that can add meaningfully to our top line, are accretive to earnings and can further balance out the seasonal and demographic aspects of our business model. We are seeing a growing number of opportunities that make sense from both a business and fiscal perspective,” he said.
FY2009 Performance
“Entering the second half, we remain very confident about our ability to once again produce top quartile results as measured against our peers in revenue growth, inventory productivity, expense management and earnings. We cannot, however, ignore the potential influence of the rapidly evolving economic environment on our business and on our ability to provide specific, meaningful guidance. Cautious retailers in all classes of trade are delaying and reducing orders across all categories in an effort to limit their on-hand inventory and exposure. The continuing loss of retail floor space due to downsizings, bankruptcies and liquidations is being felt by all suppliers, including R.G. Barry. Economic pressures continue to cast a long shadow over every link in the global supply chain making what is reality today unrealistic tomorrow. We are confident that despite these uncertainties we can continue to achieve the high levels of performance necessary to consistently be among our category’s top performers,” Mr. Tunney concluded.
Conference Call/Webcast Today
R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 11:00 a.m. EST today. Management will discuss the Company’s performance, its plans for the future and will accept questions from participants. The conference call will available at (888) 530-7880 or (706) 634-1795 until five minutes before starting time. To listen live via the Internet, log on at <www.videonewswire.com/event.asp?id=54616>.
Replays of the call will be available approximately one-hour after its completion. The audio replay can be accessed through Friday, Feb. 6, 2009, by calling (800) 642-1687 or (706) 645-9291 and using passcode 79813532. A written transcript and audio replay of the call will be posted for 12 months at the Company’s Web site <www.rgbarry.com> under the “Investors/News Release” section.

About R.G. Barry Corporation
R.G. Barry Corporation, the Dearfoams® company, is one of the world’s leading developers and marketers of accessory footwear. Visit us online at <www.rgbarry.com> to learn more about our business.
Forward-Looking Statements
Some of the disclosures in this news release contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “could,” “should,” “anticipate,” “believe,” “estimate,” or words with similar meanings. Any statements that refer to projections of our future performance, anticipated trends in our business and other characterizations of future events or circumstances are forward-looking statements. These statements, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, are based upon our current plans and strategies and reflect our current assessment of the risks and uncertainties related to our business. These risks could include, but are not limited to, things such as: our continuing ability to source products from third-parties located outside North America; competitive cost pressures; the loss of retailer customers to competitors, consolidations, bankruptcies or liquidations; shifts in consumer preferences; the impact of the highly seasonal nature of our business upon our operations; inaccurate forecasting of consumer demand; difficulties liquidating excess inventory; disruption of our supply chain or distribution networks; and, our investment of excess cash in certificates of deposit and other non-auction rate marketable securities. You should read this press release carefully, because the forward-looking statements contained in it (1) discuss our future expectations; (2) contain projections of our future results of operations or of our future financial condition; or (3) state other “forward-looking” information. The risk factors described in this press release and in our filings with the Securities and Exchange Commission, in particular “Item 1A. Risk Factors” of Part I of our Annual Report on Form 10-K for the fiscal year ended June 28, 2008 (the “2008 Form 10-K”), give examples of the types of uncertainties that may cause actual performance to differ materially from the expectations we describe in our forward-looking statements. If the events described in “Item 1A. Risk Factors” of Part I of our 2008 Form 10-K occur, they could have a material adverse effect on our business, operating results and financial condition. You should also know that it is impossible to predict or identify all risks and uncertainties related to our business. Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in our filings with the Securities and Exchange Commission should also be considered.

Contact:
Roy Youst, Director Investor & Corp. Communications	614.729.7275
José G. Ibarra, Senior Vice President Finance/CFO	614.864.6400
—financial charts follow—

R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except for per share data)

	Thirteen Weeks Ended			Twenty-six Weeks Ended
	(unaudited)	(unaudited)	% Increase	(unaudited)	(unaudited)	% Increase
	December 27, 2008	December 29, 2007	Decrease	December 27, 2008	December 29, 2007	Decrease
Net sales	$48,853	$38,555	26.7%	$74,482	$70,685	5.4%
Cost of Sales	29,569	22,813	29.6%	45,038	40,884	10.2%

Gross profit	19,284	15,742	22.5%	29,444	29,801	-1.2%

Gross profit (as percent of sales)	39.5%	40.8%		39.5%	42.2%

Selling, general and administrative expenses	9,668	9,340	3.5%	18,256	17,605	3.7%

Operating profit	9,616	6,402	50.2%	11,188	12,196	-8.3%

Other income	15	35	-57.1%	15	50	-70.0%
Interest income (expense), net	72	79	-8.9%	217	178	21.9%

Earnings, before income tax	9,703	6,516	48.9%	11,420	12,424	-8.1%

Income tax	3,653	2,434	50.1%	4,265	4,576	-6.8%

Net earnings	$6,050	$4,082	48.2%	$7,155	$7,848	-8.8%

Earnings per common share
Basic	$0.57	$0.39	46.2%	$0.67	$0.75	-10.7%

Diluted	$0.56	$0.38	47.4%	$0.67	$0.74	-9.5%

Average number of common shares outstanding
Basic	10,609	10,426		10,602	10,411

Diluted	10,712	10,640		10,717	10,664

CONSOLIDATED BALANCE SHEET
(in thousands of dollars)

	(unaudited)	(unaudited)	(audited)
	December 27, 2008	December 29, 2007	June 28, 2008

ASSETS
Cash & Short term investments	$27,893	$24,195	$26,080
Accounts Receivable, net	17,056	10,305	12,653
Inventory	14,931	14,428	10,842
Prepaid expenses and other current assets	1,651	2,723	5,901

Total current assets	61,531	51,651	55,476

Net property, plant and equipment	3,789	3,095	3,149

Other assets	9,065	11,468	9,318

Total Assets	$74,385	$66,214	$67,943

LIABILITIES & SHAREHOLDERS’ EQUITY
Short-term notes payable	2,290	2,278	2,284
Accounts payable	4,662	6,753	4,164
Other current liabilities	2,176	2,065	3,303

Total current liabilities	9,128	11,096	9,751

Long-term debt	140	233	187
Accrued retirement costs and other	11,556	10,828	11,976
Shareholders’ equity, net	53,561	44,057	46,029

Total liabilities & shareholders’ equity	$74,385	$66,214	$67,943